Exhibit 10.1

I. PURPOSE

This plan has been established to provide financial incentive and reward for eligible NetIQ employees to achieve business objectives and increase shareholder value by basing a portion of an employee’s compensation on the successful attainment of corporate business targets and personal business objectives (MBOs).

II. SCOPE

Employees eligible to participate in this plan are full-time or part-time employees holding the position of Director, Sr. Director, Vice President, Sr. Vice President or other employees as designated by the Compensation Committee of the Board of Directors or executive management. Participants who commence employment anytime during the year are eligible to receive a pro-rated payment based on their start date.

III. POLICY

1. Plan Year

The Plan Year will follow NetIQ’s Fiscal Year (July 1 – June 30). However, objectives will be set, achievement determined and resulting bonus payments will be made on a semi-annual basis, unless otherwise determined by the Compensation Committee.

2. Target Incentives

Each participant is assigned a target incentive that represents a percent of annual base salary.

3. Plan Funding

The metrics that trigger funding for this plan shall be set by the Board of Directors or Compensation Committee for the appropriate semi-annual time period and may include Corporate Operating Profit achievement (based upon a corporate wide or business unit measure, as appropriate); revenues, bookings or measures of corporate performance applicable to an individual’s specific area of responsibility; and MBOs (as defined below), each as may be set for any individual participant by the Board of Directors or Compensation Committee. The performance targets applicable to the appropriate program time period are set by the Board of Directors or Compensation Committee and may be changed from time to time. The amount of the payout will depend on any or all of the following factors:

i.	the actual result compared with the previously established objectives, and
ii.	the participant’s achievement against his or her individual objectives.

Corporate Operating Profit, for the purposes of this program and as applicable for any individual participant, shall equal the non-GAAP operating profit/(loss) as reported on NetIQ’s quarterly external financial statements as may be adjusted for the purposes of this plan by the CEO and Compensation Committee. Examples of items not included in non-GAAP operating profit include, but are not limited to, expenses related to the following:

•	Employee Stock-based Compensation

•	Write-off of acquired in process R&D costs

•	Amortization of intangibles

•	Impairment of Goodwill

•	Other non-recurring charges

The Board of Directors or the Compensation Committee may at any time revise the type and amount of performance targets for any individual participant.

4. Management Business Objectives (MBOs)

MBOs are defined as personal and/or team goals contributing to the successful attainment of the participant’s individual job responsibilities or the accomplishment of team objectives. MBOs are assigned at the beginning of the semi-annual time period and are assessed and measured by the participant’s manager. They may differ for each participant depending on job level, functional area, expertise and/or assigned project work, and may be adjusted throughout the year as necessary. If the Compensation Committee determines that MBOs are an appropriate metric under this plan for an individual participant, the MBO achievement result for each such participant generally will be expressed as a percentage figure, and may range from 0% to 100%, with the potential for participants to achieve greater than 100% based on exceptional performance.

5. Bonus Payment

Participants must be actively working on the last business day of the semi-annual time period in order to be eligible to receive bonus payments under the plan.

In case of death or permanent disability during the plan year, a pro-rated payment will be made based on the employee’s eligible earnings.

IV. ADMINISTRATION

Generally, the Chief Executive Officer will work with the Compensation Committee (or with management for participants other than executive officers) to determine employee eligibility and participation levels (including target incentive percentage) based on plan guidelines. Incentive payments will be processed as soon as administratively practicable after determination of the results for the end of the semi-annual time period.

V. GENERAL

This plan can be modified unilaterally or terminated by NetIQ at any time, with or without notice. The Compensation Committee or executive management of NetIQ, as applicable, reserves the unilateral right to terminate any individual’s participation in the plan at any time, with or without prior written notice. No individual participant is guaranteed a payment under this plan. Nothing in this plan shall be construed to create or imply the creation of an employment contract of any term between NetIQ, or any of its subsidiaries, and any participant, nor a guarantee of employment for any specific period of time.

VI. RESPONSIBILITY AND AUTHORITY

The Compensation Committee may delegate authority to appropriate members of management for maintaining and administering this plan in accordance with the terms outlined within.